UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 21, 2008

Las Vegas Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30375	88-0392994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4000 W. Ali Baba Lane Suite D, Las Vegas, Nevada		89118
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	702-871-7111

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On August 21, 2008, Las Vegas Gaming, Inc. (the “Company”) and International Game Technology (“IGT”) executed a Second Amendment to Agreement (the “Second Amendment”) effective as of August 15, 2008 which amends the Agreement between the Company and IGT dated July 17, 2008 (the “Original Agreement”), as amended by the First Amendment to Agreement between the Company and IGT dated August 15, 2008 (together with the Original Agreement, the “Agreement”).

The Second Amendment amends the Agreement to provide that if the Company and IGT do not execute definitive agreements concerning the settlement of pending litigation between them by August 29, 2008, then on October 30, 2008 (a) the Company will issue to IGT 750,000 shares of its common stock, and (b) IGT will have the rights set forth below.  If at any time after August 29, 2008, the Company determines to take any action to license or otherwise dispose of any interest in any or all patents owned or controlled by the Company that have one or more claims covering the Company’s PlayerVision-related hardware, firmware, or software (“PVT”) based on the Company’s currently existing technology and patent pool, the Company will first undertake good faith negotiations to enter into an exclusive license with IGT on commercially reasonable terms.  The Company may not license any third party or otherwise dispose of any interest in the PlayerVision technology and their PVT patent, other than to end users and operators, until such good faith negotiations have been concluded. Any license purportedly granted or disposition made in conflict with these obligations shall be void.  If such good faith negotiations with IGT do not result in the grant to IGT of such an exclusive license within a commercially reasonable time, such automatic right to enter into an exclusive license shall expire.  However, IGT shall then further have a first right of refusal, exercisable for a commercially reasonable period after written notice to IGT with respect to any licensing or disposition of any interest in PVT to any third party by the Company, to license on the same or better terms (for IGT) as those being offered by the Company to the third party, and the Company may not abrogate IGT’s first right of refusal rights by licensing or disposing any such interest to third parties prior to IGT exercising its first right of refusal rights.  The Company will have the option of returning to IGT $1,525,000 in cash by wire transfer of immediately available funds, such funds to be received by IGT no later than October 29, 2008, in which event the provisions set forth above shall be entirely null and void and have no force or effect, with no rights or obligations flowing therefrom.

The Second Amendment also adds a new section to the Agreement which provides that, except with respect to the Adline Media, LLC transaction contemplated by the Company, the Company covenants and agrees that prior to August 29, 2008 (a) it will not, and will not permit any of its Affiliates (as defined below) to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person (as defined below) in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the directors, managers, officers or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by any member of the Company or any Affiliate of any member of the Company to take any such action; and (b) the Company will promptly notify IGT of all relevant terms of any such inquiries and proposals received by any member of the Company, any Affiliate of any member of the Company or any such director, manager, officer, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters, and if such inquiry or proposal is in writing, the Company will promptly deliver or cause to be delivered to IGT a copy of such inquiry or proposal.   Notwithstanding the foregoing, the Company may enter into a transaction with, and issue up to 750,000 shares of common stock to, Adline Media, LLC or its affiliate.

As used herein, “Affiliates” is used as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, “Competing Transaction” means any of the following (other than the transactions contemplated by the Agreement, as amended) involving the Company: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets, other than sales of finished goods inventory in the ordinary course of business; or (iii) any offer for any of the equity capital of the Company, and “Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, Governmental Entity, unincorporated organization or other legal entity.

Except as described above, no other provisions of the Agreement were amended.  The forgoing description of the Second Amendment is qualified in its entirety by the full text of the Second Amendment which is attached hereto as Exhibit 10.1.

Item 9.01   Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit	Name
Exhibit 10.1	Second Amendment to Agreement executed August 21, 2008 (to be effective as of August 15, 2008) between Las Vegas Gaming, Inc. and IGT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAS VEGAS GAMING, INC.

Date: August 27, 2008	By:	/s/ Bruce A. Shepard
Bruce A. Shepard Chief Financial Officer